EXHIBIT 15.1

Media Contact:	Ernestine Johnson (818) 534-6074 Ernestine@TulsaRealEstateFund.com

Real Estate Mogul Jay Morrison Raises $8.8 Million

In First Four Days of Historic IPO of

First African-American Owned Real Estate Crowdfund

ATLANTA, June 5, 2018—Atlanta-based real estate mogul Jay Morrison recently announced the initial public offering (IPO) launch of the Tulsa Real Estate Fund, the first African-American owned Regulation A+ Tier II crowdfund designed to revitalize urban communities across the U.S.

The Tulsa Real Estate Fund, The People’s Fund, is a real estate crowdfund qualified by the Securities and Exchange Commission (SEC) that allows both accredited and non-accredited investors to collectively invest and own real estate projects around the country that are unique, diversified and yield a reasonable rate of return. The Tulsa Real Estate Fund seeks to raise up to $50 million in equity capital in its initial public offering under Regulation A+ of the Jump Start Our Business Start-Up (JOBS) Act. The Regulation A+ Tier II offering officially launched on June 1, 2018, at www.TulsaRealEstate.com and began taking investments immediately. The much-heralded 21st century fund raised $8 million in its first weekend.

“Tulsa Real Estate Fund was created for the sole purpose of the revitalization of urban communities across America, as well as a means for working class people to own shares and equity in a portfolio of real estate assets that will combat gentrification,” said Jay Morrison, CEO and manager of the Tulsa Real Estate Fund.

The mission of the Tulsa Real Estate Fund is to perform comprehensive redevelopment of both people and real estate in key urban areas. The innovative fund allows socially conscious individuals and financial institutions the opportunity to invest in the people and real estate in local communities that matter most to them. Tulsa Real Estate Fund redevelopment projects being considered include single family, multi-family, commercial, and agricultural projects. Other redevelopment projects around the country will be announced in the coming months.

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Tulsa Real Estate Fund

June 5, 2018

The Tulsa Real Estate Fund is named in honor of the businessmen and businesswomen of the once prosperous Greenwood neighborhood in Tulsa, Okla. In 1921, more than 2,000 black-owned homes and businesses thrived in the self-sustaining community known as “Black Wall Street” before they were destroyed by an angry white mob and hundreds of African-Americans were killed in the worst armed race riots in U.S. history. Through the Greenwood community’s perseverance, Black Wall Street was resurrected in 1925 and reached its economic peak in 1941. However, economic progress was short-lived due to discriminatory Jim Crow laws that crippled the community, including an urban removable program and a highway that was built over much of the area.

“The Tulsa Real Estate Fund is the perfect economic vehicle for the urban community to collectively pool its more than $1.3 trillion in spending power to effectively control and revitalize our neighborhoods,” said Morrison. “With the current tone in Washington, D.C., urban neighborhoods across the country will not have control of their dollars, real estate or small businesses for the foreseeable future. As a result, urban neighborhoods across the country are being redeveloped by individuals who do not have the best interests of the community in mind, which often leads to the displacement of longtime residents due to increased property values, thus making the cost of housing in our communities unaffordable. We believe the Tulsa Real Estate Fund is the solution to this rapidly growing problem.”

The Tulsa Real Estate Fund’s path to delivering reasonable returns to its fund managers and crowd partners will consist of identifying real estate with added value in urban communities, while repairing the constituency residing there; a grassroots approach that will allow access to the most advantageous public-private real estate opportunities; and a wealth management team with more than 30 years of combined experience in urban redevelopment projects.

In February 2018, the Tulsa Real Estate Fund was notified by the SEC that it had qualified its Form 1A Application that allowed the company to move forward with its offering, which will leverage the key components of the Regulation A+ Tier II rules that allows for the solicitation of the general public as well as traditional investors and financial institutions.

“Regulation A+ is a big win for urban entrepreneurs because it opens the door for access to capital. It’s also a big win for investors since more people will have access to investment opportunities,” said Morrison. “Historically, non-accredited investors have been left on the sidelines for many investment opportunities such as initial public offerings (IPOs) and venture capital. Regulation A+ opens the door to these investment opportunities, which will in effect allow Black Wall Street to thrive once again, but in more urban communities around the country.”

The Tulsa Real Estate Fund builds on Project Rebuild, President Barack Obama’s $15 billion proposal to invest in a national effort that leverages private capital and expertise to rehabilitate hundreds of thousands of in communities across the country. Building on the successful ideas developed during the implementation of the Neighborhood Stabilization Project, Project Rebuild provides funding to purchase, rehabilitate, and/or redevelop foreclosed, abandoned, demolished, or vacant properties. Funding also helps grantees establish and operate land banks and create jobs maintaining properties to avoid community blight.

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Tulsa Real Estate Fund

June 5, 2018

The Tulsa Real Estate Fund recommends investors read its Form 1A Statement and other public reports and financials filed with the SEC for further information. All management profiles, public filings, financials, and other company information are available on the Tulsa Real Estate Fund’s website at www.TulsaRealEstateFund.com. Its Regulation A+ Tier II offering circular can be found online at www.sec.gov.

About Jay Morrison

Jay Morrison is the CEO and fund manager of the Tulsa Real Estate Fund. As an African-American young man growing up in poverty, Morrison was destined to become a statistic after dropping out of high school and becoming a three-time felon by the age of 20. However, he turned his life around and has become a much sought-after celebrity real estate agent and multimillion-dollar real estate entrepreneur.

In January 2014, Morrison founded the Jay Morrison Academy, an online-based wealth education institute that provides financial literacy for those—who like him—weren’t taught wealth creation at home or in the classroom. After impacting tens of thousands of people through motivation and wealth education, Morrison went a step further and launched E-Z Funding, an investment platform which provides entrepreneurs with small business financing that allows them the opportunity to avoid the limitations of traditional financial institutions, while providing them with the financing and educational resources needed to help them grow their businesses.

Morrison is the bestselling author of Hip Hop 2 Homeowners: How We Build Wealth in America!; Lord of My Land: 5 Steps to Homeownership; and The Solution: How Africans in America Achieve Unity, Justice and Repair. He has also appeared as a real estate expert on NBC’s Today Show and Open House NYC, as well as a community leader/social activist on CNN’s Anderson Cooper 360 and FOX’s Justice with Judge Jeanine. Morrison’s passion for social awareness is shared by his talented fiancé, Ernestine Johnson, who helps mold many of the programs and services offered by the Jay Morrison Brands. Not bad for a kid who started out selling crack cocaine in Somerville, N.J. For more information on Morrison, visit www.JayMorrisonAcademy.com.

About the Tulsa Real Estate Fund

The Tulsa Real Estate Fund is the first African-American Securities and Exchange Commission (SEC) qualified Tier II crowdfund and economic vehicle inspired by the historic Black Wall Street of Tulsa, Okla. The Tulsa Real Estate Fund was created for the revitalization of urban communities and as a means for working class people to own shares and equity in a portfolio of real estate assets that will combat gentrification. For more information on the Tulsa Real Estate Fund or #ThePeoplesFund, call (844) 73-TULSA or visit www.TulsaRealEstateFund.com.

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Tulsa Real Estate Fund

June 5, 2018

Forward-Looking Statements & Safe Harbor

This press release may include “forward-looking statements.” To the extent that the information presented in this press release discusses financial projects, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including statements made under the heading “Risk Factors” and elsewhere in the offering statement that is filed with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Tulsa Real Estate Fund does not undertake any duty to update any forward-looking statements expect as may be required by law.

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